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                                                                    EXHIBIT 10.2

October 1, 2002

Ronald A. Woessner
Zix Corporation
2711 N. Haskell Ave., Suite 2300
Dallas, TX 75204-2960

Re:  Amendment to Convertible Promissory Note

Dear Ron:

     Reference is hereby made to that certain Convertible Promissory Note, dated July 11, 2001, made by Maptuit Corporation (the "Company") payable to ZixIt Corporation (now Zix Corporation), a Texas corporation ("Zix"), in the principal amount of US $2,000,000 (the "Note"). In connection with the Company's current proposed sale and issuance of Series A-1 Convertible Preferred Shares (the "Current Financing"), and as a condition to such Current Financing, Zix, the Company, and Jeffrey P. Papows agree to the following (all amounts are in US dollars):

     1. Reduced Principal. - Zix shall not convert the Note as part of the Current Financing and the Note and the interest owing under the Note shall, subject to the terms of paragraph 2, be reduced to $900,000 (the "Reduced Principal Amount"); provided, however, if the Company consummates an equity financing of $900,000 or more (other than pursuant to the Current Financing) from investors who do not participate in the Current Financing on or before January 1, 2003 (the "Subsequent Financing"), then as full payment for the principal and all accrued interest owing under the Note, the Company shall pay to Zix, and Zix agrees to accept, the Reduced Principal Amount. If an amount less than $900,000 is raised in a Subsequent Financing, then the parties will discuss what portion of that amount, if any, will be paid to Zix with respect to the Note. Furthermore, if the Company otherwise pays the Reduced Principal Amount prior to January 1, 2003, then Zix agrees to accept the Reduced Principal Amount as full payment for the principal and all accrued interest owing under the Note. Furthermore, if the Reduced Principal Amount has not already been fully paid (either pursuant to this paragraph 1 or otherwise), at such time as the Company has achieved positive cash flow for any fiscal quarter, the Company will pay Zix the lesser of $200,000 or 20% of the Reduced Principal Amount then owing within 15 business days of the end of such quarter to a total payment of $900,000.

          As additional consideration for Zix's agreements herein, within 10 days from the closing of the Current Financing, (a) Mr. Papows will convey to Zix 1,000,000 (or equivalent) of his shares of common stock in the Company, subject to the proviso that if the Reduced Principal Amount is not paid on or by January 1, 2003, then Mr. Papows will convey an additional 1,000,000 (or equivalent) of such common stock shares to Zix and (b) the Company will pay or cause Zix to be paid $100,000 at the closing of the Current Financing.

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          The Company agrees that approximately $500,000 of loans to the Company from Company insiders will be converted into equity of the Company.
          The Company and Mr. Papows agree that the $200,000 ("Papows Insider Loan") of loans made to the Company by Mr. Papows will remain as a convertible note, but will not be repaid to Mr. Papows until the Reduced Principal Amount has been paid.

     2. Full Note/Interest Payments. If the Note has not already been fully paid (either pursuant to paragraph 1 or otherwise) prior to (a) a Change in Control (as defined below), or (b) a Liquidation (as defined below), or (c) such time as the Company prepares to make or makes any payments on the "Papows Insider Loan", or (d) the current stated "Maturity Date" under the Note, then at Zix's election, (i) such of the Note (at the original $2,000,000 principal amount) excluding any and all interest minus any monies paid to Zix under this Agreement shall be paid by the Company to Zix in cash or (ii) such of the Note (at the original $2,000,000 principal amount) excluding any and all interest minus any monies paid to Zix under this Agreement shall convert into such number of common shares of the Company that is derived by dividing this amount by the current financing price of $0.071 per common share.

          A "Change of Control" shall mean the occurrence of (i) a merger, amalgamation, plan of arrangement, consolidation, or other transaction involving the Company whereby the holders of share capital of the Company immediately prior to such merger, amalgamation, plan of arrangement, consolidation, or other transaction hold, immediately following such merger, amalgamation, plan of arrangement, consolidation, or other transaction less than 50% by voting power (assuming for such purposes that the then-convertible Company non-voting securities have been converted into Company voting securities), of the share capital of the surviving corporation; or
          (ii) a purchase, tender, or exchange offer made to and accepted by the holders of more than 50% by voting power (assuming for such purposes that the then-convertible Company non-voting securities have been converted into Company voting securities), of the share capital of the Company; or (iii) the sale, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company. A "Liquidation" shall mean the occurrence of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (other than a liquidation, dissolution or winding up effected for the purpose of reincorporating the Company in another jurisdiction wherein the rights of Zix under the Note are not adversely affected).

     3. Subordination - Subject to Zix's rights hereunder, Zix agrees that the Note and Reduced Principal Amount shall be subordinate in all respects to the Company's loan with MM Ventures and Pacific Business Funding (collectively, the "Lenders"), and shall execute any and all documents reasonably required by the Lenders and/or the Company.

     4. Amendment - All other terms of the Note, including the current stated "Maturity Date," not expressly amended hereby shall remain in full force and effect.

     5. Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Province of Ontario (without giving effect to its conflict of laws rules) and the laws of Canada.

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     If you have any questions about the matters covered in this letter, please call me.

                                            Very truly yours,


                                            MAPTUIT CORPORATION

                                                /s/ William K. Tapscott
                                            ------------------------------------
                                            Name:  William K. Tapscott
                                            Title: Secretary

                                                /s/ Jeffrey P. Papows
                                            ------------------------------------
                                            Jeffrey P. Papows

I have carefully read, fully understand and hereby agree to the terms and conditions set forth above.

ZIX CORPORATION

  /s/  Ronald A. Woessner                            Date    10/2/02
-----------------------------                        ------------------
Name:  Ronald A. Woessner
Title:  S.V.P.